UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 29, 2010

CARPENTER TECHNOLOGY CORPORATION

(Exact name of Registrant as Specified in Charter)

Delaware	1-5828	23-0458500
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

P.O. Box 14662, Reading, Pennsylvania, 19612

(Address of Principal Executive Offices, including Zip Code)

(610) 208-2000

(Registrant’s Telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 29, 2010, the board of directors (the “Board”) of Carpenter Technology Corporation (the “Company”) adopted the Carpenter Technology Corporation Severance Pay Plan for Executives (the “Plan”). Adoption of the Plan was recommended by the Human Resources Committee of the Board.

The Plan is intended to formalize and maintain consistency in the Company’s approach to the payment of severance benefits to executives ceasing employment due to a termination by the Company without “cause” or a resignation by the executive with “good reason” (as those terms are defined in the Plan). The Plan provides a severed executive with outplacement assistance and a cash incentive bonus for the year of termination, based on actual corporate performance and pro-rated for the portion of the year worked by the severed executive. In addition, the Plan provides that a severed executive will receive continuation of his or her base salary and group health insurance benefits for a period determined with reference to his or her former position. Specifically, the salary and health benefit continuation period under the Plan is 18 months for the Company’s Chief Executive Officer, 12 months for the Company’s vice presidents (including executive and senior vice presidents) and 6 months for the Company’s assistant vice presidents. The severance benefit may be paid in a single lump sum or in equal monthly installments, at the Company’s discretion. The receipt of benefits under the plan is conditioned is on the execution by the executive of a comprehensive release of claims against the Company, and on the executive’s compliance with certain non-competition and non-solicitation covenants for a period of 18 months following termination.

The Plan is attached to this Current Report on Form 8-K as Exhibit 10.1 and the terms thereof are incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

Exhibit

10.1	Severance Pay Plan for Executives of Carpenter Technology Corporation

Signatures

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 1, 2010

CARPENTER TECHNOLOGY CORPORATION

By:	/s/ K. Douglas Ralph
	Name:	K. Douglas Ralph
	Title:	Senior Vice President – Finance and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Severance Pay Plan for Executives of Carpenter Technology Corporation